                                                                   SERIAL #: 52
                                                                             --

                                                              EXECUTION VERSION

                       ASSIGNMENT AND NOVATION AGREEMENT

                                      FOR

        REINSURANCE AGREEMENT (TREATY ID NUMBER NYC10003153.T01.27259)

      THIS ASSIGNMENT AND NOVATION AGREEMENT (this "Agreement") is made on
                                                    ---------
January 30, 2017, effective as of 12:00:01 a.m. (New York time) on January 1, 2017 (the "Effective Time"), by and among First MetLife Investors Insurance
           --------------
Company, a New York-domiciled insurance company ("FMLI"), Metropolitan Life
                                                  ----
Insurance Company, a New York-domiciled insurance company ("MLIC") and
                                                            ----
MetLife Insurance Company USA, a Delaware-domiciled life insurance company ("MLUS").
  ----

                                   RECITALS

      A. FMLI and MLIC are parties to that certain Reinsurance Agreement (Treaty ID Number NYC10003153.T01.27259), effective as of November 1, 2014 (the "Reinsurance Agreement"), under which FMLI cedes to MLIC on a combination
 ---------------------
coinsurance/modified coinsurance basis a 100% quota share of FMLI's interests and liabilities (net of existing ceded reinsurance) with respect to the variable annuity contracts covered thereunder.

      B. the Parties have agreed that: (i) MLIC shall assign, transfer and convey, by novation, all of its rights, obligations, duties and liabilities with respect to the Reinsurance Agreement to MLUS, (ii) MLUS shall accept such assignment, transfer, conveyance and novation and shall succeed to all such rights, obligations, duties and liabilities of MLIC, as reinsurer, under the Reinsurance Agreement, (iii) FMLI shall consent to such assignment, transfer, conveyance and novation, and, (iv) MLIC shall be released and discharged from all rights, obligations, duties and liabilities of the reinsurer, in each case effective as of the Effective Time;

      D. As between themselves FMLI and MLIC each desires a full and final settlement, discharge and release of any and all of its respective rights, liabilities, duties and obligations under the Reinsurance Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Effective as of the Effective Time, MLIC hereby irrevocably and definitively assigns, transfers and conveys to MLUS, and MLUS hereby accepts and assumes from MLIC, all of MLIC's rights, obligations, duties and liabilities under the Reinsurance Agreement.

II. Each of the parties hereto acknowledges and agrees that the assignment, transfer and conveyance of the reinsurer's interests under the Reinsurance Agreement, as set forth in Section I above, from MLIC to MLUS constitutes a novation, subject to the terms and conditions set forth herein and effective as of the Effective Time, of MLIC's interests as reinsurer under the

Reinsurance Agreement, to the extent set forth therein, with the effect that MLUS shall replace MLIC as of the Effective Time as reinsurer under the Reinsurance Agreement.

III. Effective as of the Effective Time, FMLI (i) hereby consents to the assignment, transfer, assumption and novation of the Reinsurance Agreement contemplated herein and waives any rights that it may have under the Reinsurance Agreement that arise or are triggered solely as a result of such assignment, transfer, assumption and novation, and (ii) acknowledges and agrees that (a) as of the Effective Time, MLIC shall have no further rights, duties, obligations or liabilities under the Reinsurance Agreement and (b) as of the Effective Time, MLUS is assuming all such rights, obligations, duties and liabilities.

IV. Effective as of the Effective Time, in consideration of MLIC's releases under Section V below, FMLI releases and forever discharges MLIC and its affiliates, former affiliates, shareholders, officers, directors, employees and agents from any and all liability (whether known or unknown, liquidated or unliquidated, contingent or non-contingent, accrued or unaccrued, and whether arising before, at or after the Effective Time) under, arising out of, resulting from or related to the Reinsurance Agreement, from performing its duties with respect to the Reinsurance Agreement and any of its terms and conditions, from all of MLIC's duties, obligations and liabilities under, arising out of, resulting from or related to the Reinsurance Agreement, and from all claims, demands, actions and causes of actions which FMLI ever had, now has or may hereafter have against MLIC in any way arising out of, resulting from or related to the Reinsurance Agreement.

V. Effective as of the Effective Time, in consideration of FMLI's releases under Section IV above, MLIC releases and forever discharges FMLI and its affiliates, former affiliates, shareholders, officers, directors, employees and agents from any and all liability (whether known or unknown, liquidated or unliquidated, contingent or non-contingent, accrued or unaccrued, and whether arising before or after the Effective Time) under, arising out of, resulting from or related to the Reinsurance Agreement, from performing its duties with respect to the Reinsurance Agreement and any of its terms and conditions, from all of FMLI's duties, obligations and liabilities under, arising out of, resulting from or related to the Reinsurance Agreement, and from all claims, demands, actions and causes of actions which MLIC ever had, now has or may hereafter have against FMLI in any way arising out of, resulting from or related to the Reinsurance Agreement.

VI. MLUS hereby acknowledges and agrees to the mutual releases under Sections IV and V above.

VII. As consideration for the novation under Section I above, the parties shall pay the following amounts in accordance with this Section VII:


      (i) MLUS shall pay MLIC a ceding commission equal to [redacted] (the "Ceding Commission"); and
           -----------------

      (ii) MLIC shall pay to MLUS an amount equal to the statutory reserves of MLIC as of the Effective Time with respect to the Reinsurance Agreement (the "Statutory Reserves").
                            ------------------

      On a date within 30 days following the execution date of this Agreement and to be agreed by MLIC and MLUS (the "Settlement Date"), MLUS shall pay to
                                        ---------------
MLIC cash equal to (i) an estimated Ceding Commission, less (ii) MLIC's estimate of the Statutory Reserves (the "Estimated Net Novation
                                         ----------------------
Consideration"). No later than 90 days following the Settlement Date, MLIC
-------------
shall deliver to MLUS a statement (the "Adjusted Net Novation Consideration
                                        -----------------------------------
Statement") setting forth MLIC's calculation of the actual amounts of the
---------
Statutory Reserves and the Ceding Commission, along with a calculation of any payments required to be made by the parties to reflect any differences between the amounts of the actual Statutory Reserves and Ceding Commission and the estimated Statutory Reserves and Ceding Commission. The net amount of any such adjustment payments shall be made by the owing party to the receiving party in cash no later than 15 days following MLUS's receipt of the Adjusted Net Novation Consideration Statement.

VIII. The obligations arising under this Agreement shall be binding upon and inure to the benefit of all parties to this Agreement and to their respective successors and assigns, including, without limitation, any statutory successor or receiver.

IX. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any person, other than the parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

X. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

XI. This Agreement is subject to and is to be interpreted in accordance with the laws of the State of New York without regard to the New York choice of law rules.

XII. In consideration of the mutual covenants and agreements contained herein, each party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party does hereby agree that it shall not contest the validity or enforceability hereof.

XIII. This Agreement may be executed in any number of counterparts, and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF FMLI, MLIC and MLUS have executed and delivered this Agreement as of the date first written above.

      FIRST METLIFE INVESTORS                       METROPOLITAN LIFE INSURANCE
      INSURANCE COMPANY                             COMPANY

      By:     /s/ Meredith Ratajczak                By:     /s/ Christopher Kremer
              ------------------------                      -----------------------------
      Name:   Meredith Ratajczak                    Name:   Christopher Kremer
      Title:  Vice President                        Title:  Vice President and Actuary

                                                    METLIFE INSURANCE COMPANY
                                                    USA

                                                    By:     /s/ Meredith Ratajczak
                                                            -----------------------------
                                                    Name:   Meredith Ratajczak
                                                    Title:  Vice President and Appointed
                                                            Actuary